Nevada Gold Announces Cost Reduction Initiatives

Corporate Headquarters to be Relocated to Las Vegas

Social Gaming Site under Development

Victor Mena Promoted to Corporate Vice President

HOUSTON, Oct. 16, 2012 (GLOBE NEWSWIRE) — Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) today announced the implementation of a cost reduction program, and other organizational changes and initiatives.

Ernest East, Nevada Gold's interim president, stated, "We have conducted an in-depth review of the company's cost structure and have implemented a program to reduce costs by more than $750,000 annually. As part of that program, we will close our corporate office in Houston and move most of the functions located there to our regional office in Seattle. In addition, we will expand Nevada Gold's current office in Las Vegas and, beginning in the first quarter of 2013, that office will serve as our corporate headquarters. With Las Vegas as our new home, we will improve our access to acquisition opportunities and our participation in industry developments. Also, the move permits us to more fully leverage opportunities arising from our recent approval for a gaming license in the State of Nevada."

Mr. East added, "To take advantage of one of our industry's leading technology innovations, we have also signed an agreement with NYX Gaming Group to develop a social gaming site. The IGaming site, which will be launched in a Facebook social media platform, will enable players to play the most popular selections of poker, slots and table games for fun, while incentivizing them to visit Nevada Gold's bricks and mortar properties. We expect the site to launch in the first quarter of 2013.

"We have also conducted a review of Nevada Gold's existing development projects. Given the challenges of securing financing for the Las Vegas Speedway Project, we have decided to not make any further investments in that project. Instead, we will focus on activities that offer more immediate rewards for Nevada Gold and will write off the $215,000 the company had invested to date."

In addition, Nevada Gold announced the promotion of Victor Mena to corporate vice president. Mr. East stated, "Since joining Nevada Gold as general manager of our Washington Gold operations in 2009, Victor has effectively integrated our 10 gaming properties in the State of Washington and ably contributed to the growth of our business. With his new title as corporate vice president, he will continue to have responsibility for managing our Washington State casinos. Today's appointment recognizes his many contributions to our company."

As previously announced, Nevada Gold will hold its Annual Meeting of Shareholders today at 3:00 PM CT at the Sheraton Suites Houston, 2400 West Loop South, Houston, TX.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Houston, Texas is a developer, owner and operator of 10 gaming operations in Washington ("Washington Gold") and a 950-machine slot route operation in Deadwood, South Dakota ("South Dakota Gold"). The Company also has a gaming license in Nevada and an interest in Buena Vista Development Company, LLC, which is working on a Native American casino project to be developed in Ione, California. For more information, visit www.nevadagold.com.

The Nevada Gold logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=13803

Nevada Gold & Casinos, Inc.
Jim Kohn, CFO
(713) 621-2245

LHA
Harriet Fried / Jody Burfening
(212) 838-3777